Exhibit 10.3

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of December 1, 2008 (the “Effective Date”), is made by and among NiSource Inc., a Delaware corporation (“NiSource”) and Unitil Corporation, a New Hampshire corporation (“Unitil”). Each of NiSource and Unitil are sometimes referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in that certain Stock Purchase Agreement, dated as of February 15, 2008 (the “Purchase Agreement”), by and among NiSource, Bay State Gas Company, a Massachusetts corporation (“Bay State”) and Unitil.

RECITALS

WHEREAS, pursuant to the Purchase Agreement, Unitil has agreed to purchase all the outstanding shares of common stock of Northern Utilities, Inc., a New Hampshire corporation and Granite State Gas Transmission, Inc., a New Hampshire corporation (together, the “Companies”) from Bay State and NiSource, respectively.

WHEREAS, pursuant to the Purchase Agreement, Unitil and NiSource have agreed to enter into this Agreement on or before the Closing Date, under which NiSource and certain of its Affiliates (including, without limitation, NiSource Corporate Services Company, a Delaware corporation) will provide Unitil with certain transition services as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I

PROVISION OF SERVICES

Section 1.1 General Intent. The Parties agree that the purpose of this Agreement is to establish the terms under which NiSource will provide to Unitil certain services to continue the operation and maintenance of the Companies substantially consistent with past practices until NiSource and Unitil have accomplished the successful transition of all business functions that were performed by NiSource (or its affiliates other than the Companies) prior to the Closing Date. Unitil acknowledges and understands that the services provided hereunder are transitional in nature and are furnished by NiSource and its Affiliates solely for the purpose of facilitating the sale of the Companies and their operation for a limited period of time after the Closing Date, as set forth herein. Unitil will use commercially reasonable efforts to make a transition to its own internal organization or any other third-party suppliers for the services as promptly as practicable following the Closing Date.

Section 1.2 Services to Be Provided.

(a) During the term of this Agreement as set forth in Article III (the “Transition Period”) and on the terms and subject to the conditions of this Agreement and upon reasonable advance request of Unitil, NiSource will provide, or cause one or more of its Affiliates to provide, to Unitil (with respect to the Companies) each of the services (the “Services”) described in Annex A hereto from the Effective Date and for the periods of time described therein with respect to each of the Services, unless notice is given by Unitil of early termination or extension of time pursuant to Article 3 herein, provided, that under no circumstances will NiSource or its Affiliates be obligated to provide any services to the Companies that NiSource or its Affiliates do not currently provide to the Companies as of the date of this Agreement. Services provided by NiSource under this Agreement shall not include any actions or obligations NiSource is otherwise required to perform under the Purchase Agreement.

(b) From time to time during the term of this Agreement, Unitil may request that NiSource or one of its Affiliates provide services to Unitil that are not set forth on Annex A on a temporary, urgent basis (the “Temporary Services”). Upon receipt of such request from Unitil, NiSource will respond in writing to Unitil, within two business days of Unitil’s request, notifying Unitil: (i) whether NiSource or one of its Affiliates is willing to provide the Temporary Services on such a temporary basis and (ii) the date upon which NiSource expects it can begin providing such Temporary Services. If NiSource so notifies Unitil that it will provide such Temporary Services, then upon receipt by NiSource of Unitil’s written confirmation and acknowledgment of NiSource’s notice, NiSource or one of its Affiliates will use commercially reasonable efforts to begin providing such requested Temporary Services by the date specified in NiSource’s written notice. Within five (5) days of NiSource’s notice, the parties will negotiate in good faith a supplement to Annex A setting forth the terms upon which the Temporary Services will be provided, including the specific definition of the scope of the services and the duration of the services. If the parties have not agreed upon and executed such supplement to Annex A within such five (5) day period, NiSource’s written agreement to provide the Temporary Services will cease to be effective and NiSource’s obligations to provide the Temporary Services will terminate without liability of any kind.

(c) Annex A provides a general description of services, along with a list of specific services, to be provided hereunder. The Parties recognize that Unitil may request certain follow-up or ancillary services which are within the scope of the specific services set forth in Annex A but not specifically listed therein. NiSource shall use good faith efforts to provide such follow-up or ancillary services, subject to all the terms and conditions of this Agreement. To the extent Unitil requests services beyond the scope of the specific services described in Annex A, it may request Temporary Services in accordance with Section 1.2(b) above.

Section 1.3 Quality, Quantity and Manner of Performance.

(a) NiSource and its Affiliates shall perform the Services using the same degree of care as they utilize in rendering such services for their own and their Affiliates’ operations, including performing such Services through the use of subcontractors or third parties (provided that any such use of subcontractors or third parties will not eliminate or limit the obligations of NiSource and its Affiliates hereunder), and will give such Services a level of priority that is substantially consistent with past practice, provided that nothing in this Agreement will require NiSource to favor the business of Unitil or the Companies over its own business operations. The quantity of each Service to be provided will be that which Unitil may reasonably require for the operation of the Companies in the ordinary course of business consistent in all material respects with the operation of the Companies prior to the Closing and consistent with the services currently provided by NiSource and its Affiliates to the Companies as of the date of this Agreement. Except as provided in this Section 1.3(a), NiSource and its Affiliates specifically disclaim all warranties of any kind, express or implied, arising out of or related to this Agreement.

(b) Notwithstanding the foregoing, to the extent the Services involve the provision of shared space, the Party receiving such Services, its Affiliates and their respective employees and agents shall have full access to the shared space during normal business hours. The Party receiving such Services will, and will cause its Affiliates to, cause their respective employees and agents who have access to the shared space to comply with the rules that are applicable to employees of the Party providing such Services who are working in the shared space.

Section 1.4 Limitation on Services. In connection with the performance of Services, NiSource and its Affiliates will have no obligation to (a) upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used by the Companies, or (b) convert from one format to another any data of the Companies for use by Unitil or any other person in connection with the Services or otherwise, so long as the data and electronic files are readable to Unitil through commercially reasonable means.

ARTICLE II

FEES, BILLING AND PAYMENT

Section 2.1 Fees and Expenses.

(a) During the Transition Period, NiSource will bill Unitil on a monthly basis for its fully loaded cost for the Services provided pursuant to this Agreement (without the addition of any profit factor) in a manner consistent with NiSource’s billing practices to its other public utility Affiliates for shared services. In the event that, pursuant to Section 3.2, NiSource and its Affiliates choose to provide any Extended Services to Unitil following the applicable Expiration Date, NiSource will bill Unitil on a monthly basis for its fully loaded cost in providing the Extended Services pursuant to this Agreement, plus an additional profit factor as set forth in Section 3.2. In the event that Unitil has requested, and NiSource or its Affiliates have provided, any of the Services to Unitil in advance of the Closing Date, the Parties agree that fees for such Services shall be payable under this Section 2.1 as if rendered hereunder and shall be included in the first invoice delivered hereunder following the Effective Date.

(b) Unitil shall also reimburse NiSource on a monthly basis for direct, out-of-pocket expenses for amounts paid to third-party vendors to the extent incurred by NiSource or its Affiliates in the course of providing the Services and for any other reasonable third party direct, out-of-pocket expenses incurred by NiSource or its Affiliates in connection with the performance of Services.

Section 2.2 Billing and Payment.

(a) Unitil will promptly pay any bills and invoices that it receives from NiSource or its Affiliates for Services provided under this Agreement. Unless otherwise provided in this Agreement, all invoices will be paid by wire transfer in accordance with the instructions provided by NiSource (in writing to Unitil) not later than 30 days following receipt by Unitil of NiSource’s invoice. NiSource shall render invoices for Services or payments due under this Agreement on a monthly basis, and will use its commercially reasonable efforts to deliver such invoices within thirty (30) days of the last day of the month in which the Services were provided. Neither Unitil, nor NiSource or its Affiliates, will offset any amounts owing to it by the other Party against amounts payable hereunder or under the Purchase Agreement (except for any invoiced amounts disputed by Unitil in good faith). Should Unitil dispute any portion of any invoice, Unitil will notify NiSource in writing of the nature and basis of the dispute not later than 30 days following receipt by Unitil of NiSource’s invoice.

(b) In connection with the performance of certain Services (“Account Services”), as more specifically set forth in Annex A, NiSource and its Affiliates may be making cash payments and collecting cash receipts and receivables on behalf of and for the benefit of Unitil. In such event, during the Transition Period, NiSource will, within five Business Days after the end of each accounting month of NiSource, commencing with the end of the first full accounting month after the Effective Date, deliver to Unitil a statement setting forth the cash payments and collections made in connection with the Account Services during the preceding month. If the net amount of cash payments and collections resulted in NiSource collecting more cash than it paid during such month (only with respect to Account Services), NiSource will pay to Unitil the amount of such excess within five Business Days after the cash statement for that month has been delivered to Unitil. In the event that cash receipts are insufficient to make cash payments, NiSource will promptly notify Unitil; provided, that NiSource will have no obligation to pay more than it collects with respect to such Account Services, and all fees, charges, expenses, claims, damages or other liabilities imposed as a result of failure to pay such amounts shall be paid solely by Unitil. Notwithstanding Section 2.3, NiSource and its Affiliates will pay no interest on any of such cash payments.

Section 2.3 Interest Payable on Amounts Past Due. All payments required to be made pursuant to this Agreement will bear interest from and including the date 10 days after such payment is due to but excluding the date of payment with interest thereon, at a rate equal to the average daily rate of interest publicly announced by JPMorgan Chase Bank in Chicago, Illinois from time to time as its prime rate calculated on the basis of the actual number of days elapsed over 365 as in effect from time to time during the period, from the date such interest begins to accrue to the date of payment. Such interest will be payable at the same time as the payment to which it relates.

Section 2.4 Taxes. All charges and fees to be paid to NiSource under this Agreement are exclusive of any applicable taxes required by law to be collected from Unitil (including VAT, withholding, sales, use, excise or services tax, which may be assessed on the provision of the Services hereunder). If a VAT, withholding, sales, use, excise or services tax is assessed on the provision of any of the Services under this Agreement, Unitil will pay directly, reimburse or indemnify NiSource for such tax. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either party.

ARTICLE III

TERM AND TERMINATION

Section 3.1 Term of Agreement. Except as provided in Sections 3.2 and 3.3 below, the term of this Agreement will commence on the Effective Date and will continue (unless sooner terminated pursuant to the terms hereof) for a period not to exceed 120 days (the “Initial Term”), provided that the Initial Term solely with respect to Services in connection with the provision of gas purchasing and management and system dispatch (as more specifically described on Annex A) will commence on the Effective Date and will continue (unless sooner terminated pursuant to the terms hereof) for a period not to exceed 180 days.

Section 3.2 Early Termination. Unitil may terminate any of the Services described in Annex A, including a specific function, process or task, before the expiration of the Initial Term by providing 30 days written notice to NiSource specifying the Service, including any function, process or task, to be terminated and the date on which such termination is to be effective. Following the effective date of such early termination of any Service, or specific function, process or task, NiSource shall have no obligation to provide the Service, or portion of the Service, that was subject to early termination.

Section 3.3 Extensions of Term. No less than forty-five (45) days before the final day of the Initial Term applicable to a particular Service (such final day, the “Expiration Date”), Unitil may request that NiSource and its Affiliates continue to provide certain Services beyond the Expiration Date by delivering to NiSource a written notice specifying the particular Services requested for an additional period and the extended period of time for which those Services are requested (the “First Extension Period”) (which First Extension Period may not exceed three (3) months from the Expiration Date). NiSource and its Affiliates shall use their commercially reasonable efforts to provide such Services beyond the Expiration Date (any Services provided beyond the applicable Expiration Date, the “Extended

Services”), provided that, during the First Extension Period, NiSource will bill Unitil on a monthly basis for its fully loaded cost in providing the Extended Services pursuant to this Agreement, plus an additional profit factor of ten percent (10%) of such fully loaded cost. No less than forty-five (45) days before the final day of the First Extension Period, if any, Unitil may request that NiSource and its Affiliates continue to provide certain Extended Services beyond the First Extension Period by delivering to NiSource a written notice specifying the particular Services requested for an additional period and the extended period of time for which those Services are requested (the “Second Extension Period”) (which Second Extension Period may not exceed three (3) months from the final date of the First Extension Period). NiSource and its Affiliates shall use their commercially reasonable efforts to provide such Extended Services during the Second Extension Period, provided that, during the Second Extension Period NiSource will bill Unitil on a monthly basis for its fully loaded cost in providing the Extended Services pursuant to this Agreement, plus an additional profit factor of fifteen percent (15%) of such fully loaded cost. NiSource and its Affiliates shall have no obligation to provide any Services following the final day of the Second Extension Period, if any. Notwithstanding the foregoing, the Parties agree that should Unitil request the provision of a Service beyond the extended term described above, the Parties will negotiate in good faith the terms (including the financial terms, which will be no less favorable than those in place at the end of the Second Extension Period) upon which NiSource and its Affiliates continue to temporarily provide such Extended Service.

Section 3.4 Termination Upon Breach.

(a) Unitil may terminate this Agreement at any time, upon written notice to NiSource, in the event of a material breach of this Agreement by NiSource. Such termination will become effective 30 days from the date of receipt of such notice unless the breach is cured, or if not able to be cured within said 30-day period, significant steps to cure have been taken by NiSource within that period.

(b) NiSource may terminate this Agreement at any time, upon written notice to Unitil, in the event of a material breach of this Agreement by Unitil. Such termination will become effective 30 days from the date of receipt of such notice unless the breach is cured or if not able to be cured within said 30-day period, significant steps to cure have been taken by Unitil within that period; provided, however, that if such breach relates to the non-payment by Unitil of any fees or expenses under Article II, then termination under this Section 3.2(b) will be effective 30 days from the date of receipt of such notice unless all unpaid fees or expenses have been paid in full within such 30-day period.

(c) Notwithstanding any other provision in this Agreement stating or implying the contrary, whether this Agreement is terminated by NiSource or Unitil, Unitil will remain liable for the payment of fees and expenses and all applicable interest accruing for the period prior to termination even though such fees may not become due until after termination. Further, in the event of termination of this Agreement pursuant to this Section 3.3, Sections 2.2(a), 2.3, 2.4, 3.3(c), 4.1, 4.3, 4.5 and 5.01 – 5.9, inclusive, will continue in full force and effect.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Title to Equipment; Management and Control.

(a) All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by NiSource and any of its Affiliates in connection with the provision of Services hereunder (collectively, the “Equipment”) will remain the property of NiSource and its Affiliates and, except as otherwise provided in this Agreement, will at all times be under the sole direction and control of NiSource and its Affiliates.

(b) Except as otherwise provided in this Agreement, management of, and control over, the provision of the Services (including the determination or designation at any time of the Equipment, employees and other resources of NiSource and its Affiliates to be used in connection with the provision of the Services) will reside solely with NiSource. Without limiting the generality of the foregoing, all labor matters relating to any employees of NiSource and its Affiliates will be within the exclusive control of NiSource and its Affiliates, and Unitil will take no action affecting such matters. NiSource will be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of NiSource and its Affiliates used to provide Services.

Section 4.2 Validity of Documents. The Parties will be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with this Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

Section 4.3 Confidentiality. Each party will cause each of its Affiliates and each of its and their officers, directors and employees to hold all information relating to the business of the other party and its Affiliates disclosed to it by reason of this Agreement (the “Confidential Information”) confidential for a period of three years from the Effective Date, and will not use or disclose any such Confidential Information to any third party unless legally compelled to disclose such information; provided, that to the extent that a person receiving Confidential Information hereunder may become legally compelled to disclose any Confidential Information, such person (a) may only disclose such information if it will first have used commercially reasonable efforts to obtain, and, if practicable, will have afforded the other party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed, and (b) if such protective order or other remedy is not obtained, or the other party waives such person’s compliance with the provisions of this Section 4.3, they will only furnish that portion of the Confidential Information which is legally required to be so disclosed. As used in this Agreement, “Confidential Information” does not include any information which (x) is or becomes generally available to the public other than as a result of a disclosure by a party hereto, its Affiliates or any person acting on behalf of any such Person, or (y) becomes available to a party hereto or its Affiliates on a non-confidential basis, provided that such source was not known by such party or its Affiliates to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, such other party to this Agreement or its Affiliates with respect to such information.

Section 4.4 Third-Party Agreements. To the extent that any third-party proprietor of information or software to be disclosed or made available to Unitil in connection with performance of the Services hereunder requires a specific form of non-disclosure, license or service agreement as a condition of its consent to use of the same for the benefit of Unitil or to permit Unitil access to such information or software, Unitil agrees to execute (and will cause its employees to execute, if required) any such form.

Section 4.5 Limitation of Liability; Indemnity.

(a) Neither of the Parties nor any of their respective Affiliates will be liable to the other party or any third party for any special, punitive, consequential, incidental or exemplary damages (including lost or anticipated revenues or profits relating to the same or losses upon a multiple of earnings and attorneys’ fees) arising from any claim relating to this Agreement or any of the Services to be provided hereunder or the performance of or failure to perform such party’s obligations under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of such party is advised of the possibility or likelihood of such damages. In addition, neither of the parties hereto nor any of their respective Affiliates will be liable to the other party, any of their Affiliates or any third party, for any direct damages arising from any claim relating to this Agreement or any of the Services to be provided hereunder or NiSource’s or its Affiliates’ performance of or failure to perform obligations under this Agreement, except to the extent that such direct damages are caused by the gross negligence or willful misconduct of such party or their Affiliates.

(b) Unitil will indemnify NiSource and each of its Affiliates against all Losses attributable to any third-party claims arising from or relating to the provision of Services under this Agreement to the extent that such Losses arise from the gross negligence or willful misconduct of Unitil, any of its Affiliates or any of its or their respective employees, officers or directors.

(c) NiSource will indemnify Unitil and each of its Affiliates against all Losses attributable to any third-party claims arising from or relating to the provision of Services under this Agreement to the extent that such Losses arise from the gross negligence or willful misconduct of NiSource, any of its Affiliates or any of its or their respective employees, officers or directors.

(d) All claims for indemnification pursuant to this Section 4.5 will be made in accordance with the procedures set forth in Section 7.4 of the Purchase Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Relationship of Parties. Except as specifically provided in this Agreement (a) neither party hereto will act or represent or hold itself out as having authority to act as an agent or partner of the other party, or (b) in any way bind or commit the other party to any obligations or agreement. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties’ respective rights and obligations hereunder will be limited to the contractual rights and obligations expressly set forth in this Agreement on the terms and conditions set forth in this Agreement.

Section 5.2 Notices. All notices, consents and other communications hereunder will be in writing and will be effective upon receipt or refusal to accept receipt when delivered by (a) hand; or (b) Federal Express or a similar overnight courier; or (c) United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed; or (d) by e-mail (with a confirming copy of such communication to be sent as provided in clauses (a), (b) or (c) above), in each case, to the party for whom intended, at the address for such party set forth below (or at such other address for a party as will be specified by like notice, provided, however, that any notice of change of address will be effective only upon receipt):

(a)	If to the Unitil:	Unitil Corporation
6 Liberty Lane West
Hampton, New Hampshire 03842
Telephone No.: (603) 773-6422
Email collin@unitil.com
Attention: Mark H. Collin
Senior Vice-President and CFO

	with a copy to:	Dewey & LeBoeuf LLP
260 Franklin Street
Boston, MA 02110
Telephone No.: (617) 748-6800
Email smueller@dl.com
Attention: Scott J. Mueller Esq.

	If to NiSource:	NiSource Inc.
801 East 86th Avenue
Merrillville, Indiana 46410
Telephone No.:
Email: jstaton@nisource.com
Attention: Jimmy D. Staton; and

Bay State Gas Company
300 Friberg Parkway
Westborough, MA 01581
Telephone No.: (508) 836-7000
Email: sbryant@nisource.com
Attention: Stephen H. Bryant, President

	with a copy to:	Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606
Telephone No.: (312) 258-5500
Email: dbaker@schiffhardin.com
Attention: Darren C. Baker, Esq.

Section 5.3 Disputes; Applicable Law; Jurisdiction.

(a) In the event of any dispute or disagreement between Unitil and NiSource as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision. Such representatives shall meet promptly and, in any event, within ten Business Days after delivery of any such written request, in a good faith effort to resolve the dispute. If such representatives do not agree upon a decision within 30 days after delivery of any such written request, each of Unitil and NiSource shall be free to exercise the remedies available to it under applicable law, subject to clause (b) below.

(b) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the courts of the State of Delaware (collectively, the “Delaware Courts”), preserving, however, all rights of removal to any federal court located in the District of the State of

Delaware under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties will have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

Section 5.4 Entire Agreement; Amendment. This Agreement (which includes Annex A and Annex B), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Purchase Agreement and Exhibit C to the Purchase Agreement. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time with respect to any of the terms contained herein.

Section 5.5 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 5.6 Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 5.7 Third-Party Beneficiaries. Each party intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, that notwithstanding this Section 5.7, the provisions of Section 4.5(b) and Section 4.5(c) will inure to the benefit of the Persons identified therein, and may be enforced by such Persons and their respective heirs and personal representatives.

Section 5.8 Annex A. Annex A is incorporated in, and made a part of, this Agreement.

Section 5.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 5.10 Waiver. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.11 Force Majeure. No liability shall result from any delay or failure in performance by either party resulting from any cause, condition or event beyond the reasonable control of the party affected, including acts of God, fire, flood, war, government action, accident, labor trouble or shortage, or inability to obtain material, utilities, equipment, energy or transportation (each a “Force Majeure Event”), provided that the foregoing may not be raised as a defense or excuse for the failure of the Unitil to pay any amount due and payable to NiSource pursuant to this Agreement. Either party claiming the benefit of this Section 5.11 shall promptly notify the other party in writing upon learning of the occurrence of any Force Majeure Event and upon such notice the affected provisions and/or other requirements of this Agreement shall be suspended or reduced by an amount consistent with reductions made to the other operations of such party that are also affected by such Force Majeure Event during the period of such disability. Upon the cessation of such Force Majeure Event, NiSource will use its commercially reasonable best efforts to resume its performance of the Services hereunder as soon as practicable following the Force Majeure Event, and, in any event, within 30 days of giving notice to Unitil of such Force Majeure Event. If the Force Majeure Event continues to have effect for a period of more than 30 days, the party not claiming relief under this Section 5.11 shall have the right to terminate the Services affected by such Force Majeure Event immediately upon written notice of such termination to the other party.

Section 5.12 Counterparts. This Agreement may be executed in counterparts and multiple originals, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed, all as of the date first above written.

NISOURCE INC.

By:	/s/ Jimmy D. Staton
Name:	Jimmy D. Staton
Title:	Executive Vice President and Group Chief Executive Officer

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Name:	Mark H. Collin
Title:	Senior Vice President, Chief Financial Officer and Treasurer